SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________

Date of report: February 11, 2010
(Date of earliest event reported)

PERVASIP CORP.
(Exact name of Registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

0-4465	13-2511270
(Commission File No.)	(I.R.S. Employer Identification No.)

75 South Broadway, Suite 400
White Plains, New York 10601
 (Address of principal executive offices; zip code)

(914) 620-1500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.                      Entry into a Material Definitive Agreement.

On February 11, 2010, Pervasip Corp. (the “Company”) signed a warrant cancellation agreement with Valens U.S. SPV I, LLC, Valens Offshore SPV I, LLC and Valens Offshore SPV II, Corp. (collectively, the “Holders” and each a “Holder”) wherein the Holders agreed to cancel all of the existing warrants they hold to purchase in the aggregate159,052,573 shares of common stock of the Company when the Company obtains equity financing of $300,000 from an identified investment group.  The warrants were originally issued to the Holders in connection with the issuance by the Company of various secured term notes, and currently have remaining terms of approximately 2 to 12 years.

Under the terms of the agreement, each Holder agreed to execute and deliver a cancellation of warrant notice to the Company upon receipt of satisfactory evidence that the Company received incremental equity of at least $50,000.  For every $50,000 in equity the Company receives, the Holders shall cancel warrants to purchase an aggregate of 25 million shares.  Upon receipt of $300,000 in total, all of the warrants in the possession of the Holders will be cancelled.

The description above is not a complete description of the material terms of the transaction and is qualified in its entirety by reference to the warrant cancellation agreement entered into in connection with the transaction, a copy of which is included as an exhibit to this Current Report on Form 8-K.

While the company has reached an agreement in principle to provide the required equity financing from an identified investment group, the agreement in principle is non-binding and there can be no assurance that all or any portion of such equity investment will be made.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01                      Financial Statements and Exhibits.

(c)	Exhibits.

	Number	Documents

	10.1	Warrant Cancellation Agreement dated as of February 11, 2010

	99.1	Press release of Pervasip Corp. dated February 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERVASIP CORP.

Date: February 17, 2010	By:	/s/ Paul H. Riss
Paul H. Riss Chief Executive Officer